Exhibit 10.1

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / www.extremenetworks.com

November 15, 2018

Remi Thomas

Dear Remi:

We are pleased to offer you a position with Extreme Networks, Inc. (the “Company”) as the Chief Financial Officer, reporting to Ed Meyercord in the Company’s San Jose, California office. This offer and your employment relationship with the Company are subject to the terms and conditions of this offer letter (“Offer Letter”).

Should you decide to join us, your anticipated start date with Extreme will be November 26, 2018. This is an exempt position, which means that you will be expected to work the hours necessary, including extended hours, to complete your job duties. You will receive an annual salary of four hundred and twenty-five thousand dollars ($425,000), less applicable taxes and withholdings, paid twice monthly, in accordance with the Company’s normal payroll procedures. The Company may change your position, supervisor, duties, compensation, and work location from time to time as it deems appropriate.

In addition, you will receive a sign-on bonus of $100,000.00, less applicable taxes and withholdings, on the second pay period following your first day of employment with the Company. Should you voluntarily terminate your employment with the Company, or if you are terminated from the Company for cause, prior to your second anniversary, you will be required to repay the sign-on bonus.

Company Bonus Plan

As an employee of the Company, you will be eligible to participate in the Extreme Incentive Bonus Plan with a target of 75% of your eligible earnings received during the plan’s performance period, less applicable taxes and withholdings. Eligible earnings generally include regular and premium wages received for time worked, and paid time off including observed holidays and vacations. Eligible earnings generally do not include business reimbursements, allowances, accrued retirement or severance benefits, or payments made to you by third party insurers even when these payment types are available to you because of your employment with the Company. Your payout is subject to the achievement of specific corporate performance objectives and the eligibility requirements of the Extreme Incentive Bonus Plan, and may be adjusted based on your personal contributions and performance. You must be an active employee of the Company at the time of payout to participate in and receive the Incentive Bonus Plan payout. The terms and conditions of the then-current Extreme Incentive Bonus Plan control any calculation and payout, and Company reserves the right to amend or terminate the Extreme Incentive Bonus Plan and/or any component of the Extreme Incentive Bonus Plan at any time and for any reason, without advance notice to any employee.

You will be eligible, as determined by the Compensation Committee of the Board of Directors, to receive a pro-rated bonus for the 1st half of fiscal year 2019.

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / www.extremenetworks.com

Time-Vesting Restricted Stock Units

Subject to the approval of the Compensation Committee of the Company or its delegate, you will receive a grant of 357,142 Restricted Stock Units (“RSUs”) (“Initial Grant”) that will vest fully over three (3) years with one-third (1/3) of the RSUs vesting upon the one (1) year anniversary of the vesting commencement date and the remaining RSUs vesting quarterly thereafter. Generally, grants are reviewed for approval once a quarter. Each RSU constitutes the right to receive one share of Company common stock upon vesting. All vesting rights to any RSUs offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your RSU grant is further conditioned on your execution of the Company’s standard form of employee RSU Agreement, and will be governed by and subject to the terms of that RSU Agreement and the Company’s 2013 Equity Incentive Plan and the terms of the Company’s Change in Control Severance Plan.

The Initial Grant is the number of RSUs which is the value equivalent to approximately $2,000,000.00 USD. The number of RSUs is calculated by dividing the RSU value equivalent by the average of the closing price during the previous 30 trading days. That number is rounded down to the next whole number to get the number of RSUs. This calculation is made as of November 14, 2018.

You will be eligible for an annual refresh grants, as determined by the Compensation Committee of the Board of Directors.

Executive Change in Control Severance

The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company. Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those standard terms currently in effect for the other executive officers of the Company with your benefit including a payment equal to 13 months of salary. A copy of the Change in Control Severance Plan has been enclosed for your information.

Termination Other than for Cause

If your employment is terminated by the Company other than for Cause not related to a Change in Control, you will be entitled to receive a severance payment equal to 6.5 months of your base salary as of your date of termination and up to 2 months of COBRA subsidy. Any such severance consideration shall be conditioned in its entirety upon your release of claims against the Company Group. Your release of claims document must be executed and become irrevocable within sixty (60) days of your termination and the payment due to you shall be paid within 30 days following the date the release has become irrevocable. “Cause” means the occurrence of any of the following:

(1) your theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company and each present or future parent and subsidiary corporation or other business entity thereof (a “Company Group”);

(2) your material failure to abide by the Code of Conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group;

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / www.extremenetworks.com

(3) your misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement;

(4) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, your improper use or disclosure of the confidential or proprietary information of a member of the Company Group);

(5) any intentional act by you which has a material detrimental effect on reputation or business of a member of the Company Group;

(6) your repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of such failure or inability;

(7) any material breach by you of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between you and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement or as provided herein; or

(8) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with a member of the Company Group, provided, however, that prior to any determination that “Cause” has occurred, the Company shall (i) provide to you written notice specifying the particular event or actions giving rise to such determination and (ii) provide you an opportunity to be heard within 15 days of such notice and (iii) provide you with 15 days to cure such event or actions giving rise to a determination of “Cause”, if curable.

Notwithstanding anything in this agreement to the contrary, the severance payments discussed in this agreement (to the extent that they constitute “deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable hereunder by reason of your termination of employment, will not be payable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to you due to such termination, and if this provision prevents the payment of any amount or benefit to you, such payment shall be made on the date on which an event occurs that constitutes a Section 409A “separation from service”.

Additional Benefits

As a Company employee, you also are eligible to receive standard employee benefits under the Company’s benefit plans. Details about these benefits will be provided by the Benefits Department. The Company’s policies with regard to PTO are set forth in the Employee Handbook. The Company may modify benefits as it deems appropriate. You also will be expected to abide by the Company’s rules, regulations, policies and procedures as communicated to you from time to time in our Employee Handbook, as it may be modified, or otherwise.

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / www.extremenetworks.com

Employment At-Will

If you choose to accept this offer, while we look forward to a productive and enjoyable work relationship, you will be an at-will employee of the Company. This means that your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause or advance notice. This at-will employment status cannot be modified except in a written document signed by you and by the Chief People Officer.

Section 16 Officer

With this position, you will be designated as a Section 16 Officer of the Company. As you are undoubtedly aware, this designation brings certain SEC reporting requirements. Should you have any questions regarding your obligations as a Section 16 Officer, please do not hesitate to contact Katy Motiey the Chief Administrative Officer.

Hire Date and Outside Activities

You agree to terminate any other employment, consulting or similar engagement you may now have by your hire date of November 26, 2018 (“Hire Date”). You further agree to limit your outside board positions to no more than one company, which position will be cleared with the CEO and the Board of Directors of the Company in advance of accepting any such position.

Arbitration

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

Background Check and Confidentiality Obligations

This offer is contingent upon the successful completion of our background investigation of you, your signing and returning the enclosed Employee Confidential Information and Assignment of Inventions Agreement, and upon your ability to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring the documentation, as identified in the I-9, within (3) three business days of your date of hire. Your failure to comply with any of these conditions gives the Company the right to revoke this offer or immediately terminate our employment relationship with you.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to use only that information which is

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / www.extremenetworks.com generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. By accepting this offer of employment and signing this Offer Letter, you acknowledge that you will be able to perform those duties within these guidelines. You also agree that you will not bring onto the Company’s premises or use in your work for the Company any confidential documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

To indicate your acceptance of the Company’s offer, please sign and date this Offer Letter in the space provided below, and scan and return it to Dean Chabrier at Extreme Networks by email at dchabrier@extremenetworks.com. This offer will remain in effect until the close of business on November 16, 2018.

This Offer Letter, along with any agreements referenced above, constitutes the entire agreement between you and the Company concerning the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Offer Letter may not be modified or amended except by a subsequent written agreement signed by you and the Chief People’s Officer of the Company; provided however, that the Company may, in its sole discretion, elect to modify your position, supervisor, compensation, duties, benefits, or work location without any further agreement from you.

Remi, we very much look forward to welcoming you to the Extreme Networks team, and we believe you will make a fantastic contribution to the Company.

Sincerely,

/s/ Dean Chabrier
EXTREME NETWORKS INC.

Dean Chabrier
Chief People’s Officer

I accept employment with Extreme Networks, Inc. and agree to the terms set forth in this Offer Letter.

/s/ Remi Thomas	November 15, 2018
Remi Thomas	Date

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / www.extremenetworks.com

Attachments:

-	Employee Confidential Information and Assignment of Inventions Agreement
-	Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan
-	Extreme Networks, Inc. Executive Change in Control Severance Plan
-	Indemnity Agreement